UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

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April 15, 2021

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s (“CECO” or the “Company”) Annual Meeting of Stockholders at 8:00 a.m. Central Time on Tuesday, May 25, 2021 to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECE2021 (the “Annual Meeting”). We continue to embrace the latest technology to provide expanded access, improved communication and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Further information on attending, voting, and submitting questions at the Annual Meeting are included in the accompanying Notice of Annual Meeting and Proxy Statement.

Before outlining some of the agenda items for this year’s Annual Meeting, we want to mention the extraordinary efforts of team CECO during 2020. The COVID-19 pandemic has been a challenging crisis throughout the world, and our investors, employees and communities have been greatly impacted by the pandemic and related mitigation efforts. Working together, our Board of Directors (“Board”), management team and hard-working employees ensured the health and safety of our employees while successfully managing the business. These efforts included guidance and input from a task force of Board members and the Company’s executive management that included creating a comprehensive plan with discrete actions to mitigate the effects of the pandemic. As part of CECO’s proactive company-wide cost-reduction measures in response to the economic pressures brought on by the pandemic, many of our employees took voluntary pay reductions and, effective from April 1, 2020 through December 31, 2020, our non-management directors reduced their cash compensation for their service on our Board by 50% and our Board Chairman waived 100% of his cash compensation during this time. Also, during 2020, a search committee of the non-executive members of the Board established and undertook an international search for our new Chief Executive Officer and, over the course of five months, identified and, working with the CECO senior management team, successfully onboarded Todd Gleason, a seasoned leader with deep industry experience poised to drive transformational change. We are beyond proud of the way CECO handled and emerged from 2020.

Our Annual Meeting agenda again will include an advisory “Say-on-Pay” vote to approve the compensation paid to our named executive officers. At last year’s meeting, our Say-on-Pay proposal received over 99% approval, based on votes cast for and against, or approximately 89% approval of all shares represented at the meeting. During 2020, we continued our focus on aligning our executive compensation programs with the interests of our stockholders. We also continued to reach out to our largest stockholders for their feedback.

Our agenda this year also includes a proposal to approve the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”). If approved, the 2021 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers, other employees of the Company and its subsidiaries, and non-employee directors of the Company.

Your vote is important to us, regardless of whether or not you plan to participate virtually during the Annual Meeting. We have included voting instructions within these materials and request that you vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp. and our mission to help companies across the globe grow their business with safe, clean and more efficient solutions that help protect our shared environment.

Sincerely,

Jason DeZwirek Chairman of the Board	Todd Gleason Chief Executive Officer

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2020, INCLUDING THE RELATED FINANCIAL STATEMENTS, WERE FIRST MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT APRIL 15, 2021.

2021 Proxy Statement •

CECO Environmental Corp.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 25, 2021

Time:	8:00 a.m., Central Time

Place:	www.virtualshareholdermeeting.com/CECE2021

Record Date:	Stockholders of record at the close of business on March 26, 2021 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Agenda:	The Company recommends that you vote as follows

Proposal 1: To elect eight directors for a one-year term.	FOR each director nominee.

Proposal 2: To approve, on an advisory basis, the compensation paid to our named executive officers.	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers.

Proposal 3: To approve the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan.	FOR the approval of the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan.

Proposal 4: To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that this method of delivery is more efficient and reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials, and to vote online. The proxy materials consist of: (1) this Notice of 2021 Annual Meeting of Stockholders; (2) the Proxy Statement for the Annual Meeting (the “Proxy Statement”); and (3) the CECO Environmental Corp. 2020 Annual Report to Stockholders. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice of Internet Availability of Proxy Materials or in the Proxy Statement.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of proxies to be voted at the Annual Meeting to be held solely through virtual participation via webcast at 8:00 a.m., Central Time, on May 25, 2021, or any postponement or adjournment thereof.

For more information about the Annual Meeting, please refer to the “Additional Information About the Annual Meeting” section on the first page of this Notice.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board

April 15, 2021

2021 Proxy Statement •

2021 Proxy Statement •

Information About the Annual Meeting

Attendance and Participation

Our Annual Meeting will be conducted on the internet via webcast only. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CECE2021. Stockholders who would like to attend and participate in the Annual Meeting will need the 16-digit control number included on their proxy card or voting instruction form. The Annual Meeting will begin promptly at 8:00 a.m. CT. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 7:45 a.m. CT.

The Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Questions and Information Accessibility

Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CECE2021, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.cecoenviro.com/Investor, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting, including the list of our stockholders of record, will be available at www.virtualshareholdermeeting.com/CECE2021. In addition, the list of stockholders entitled to vote at the meeting will be available during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/CECE2021 using your control number. Stockholders may view the list for such purposes 10 days prior to the meeting by contacting Investor.Relations@OneCECO.com.

Technical Difficulties

Information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CECE2021 starting at 7:45 a.m. CT on May 25, 2021 through the conclusion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2021

This Proxy Statement and the CECO Environmental Corp. 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC, without exhibits, upon written request to the address above.

2021 Proxy Statement • 1

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors (“Board”) consists of eight directors, each serving a one-year term. Upon the recommendation of the Nominations and Governance Committee of the Board, our Board has proposed the re-election of each of our existing directors to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee. The following table lists all of the director nominees.

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Governance Committee

Jason DeZwirek Chairman of the Board	1994

Todd Gleason Chief Executive Officer	2020

Jonathan Pollack	2011	X

Eric M. Goldberg	2013	X		X

David B. Liner	2017	X	X	X	Chair

Claudio A. Mannarino	2015	X	Chair		X

Munish Nanda	2018	X	X

Valerie Gentile Sachs	2016	X		Chair	X

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director’s background, professional experience, qualifications and skills.

2 • CECO Environmental

JASON DEZWIREK (50) Mr. DeZwirek has been our Chairman of the Board since May 2013. Previously, he served as Secretary of our Company from February 1998 until September 2013. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as a director of our Company for over 20 years, he also has a breadth of knowledge of the overall issues our Company faces.

TODD GLEASON (49) Mr. Gleason has served as a director and Chief Executive Officer since July 2020. Mr. Gleason most recently served, from April 2015 to July 2020, as President and Chief Executive Officer of Scientific Analytics Inc., a predictive analytic technologies and services company. Prior to that position, Mr. Gleason served from June 2007 to March 2015 in a number of senior officer and executive positions for Pentair plc, a water treatment company. During his tenure with Pentair, Mr. Gleason served as Senior Vice President and Corporate Officer from January 2013 to March 2015, President, Integration and Standardization from January 2010 to January 2013, and Vice President, Global Growth and Investor Relations from June 2007 to January 2010. Before joining Pentair, Mr. Gleason served as Vice President, Strategy and Investor Relations for American Standard Companies Inc. (later renamed to Trane Inc. prior to its acquisition by Ingersoll-Rand Company Limited), a global, diversified manufacturing company, and in a number of different roles (including as Chief Financial Officer, Honeywell Process Solutions) at Honeywell International Inc., a diversified technology and manufacturing company. Mr. Gleason’s qualifications to sit on the Board include his financial and business background, as well as his extensive executive and leadership experience.

2021 Proxy Statement • 3

JONATHAN POLLACK (49) Mr. Pollack is currently the Chief Financial Officer of AcuityAds Holdings Inc. (TSX:AT), a global advertising technology company, and has served as a Director since May 2011. Mr. Pollack has been the President of JMP Fam Holdings, Inc. since 2000. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY) from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. (TSX:KAB). Prior thereto, he worked in investment banking in New York. He was also a director of Pinetree Capital Ltd. (TSX:PNP) from February 2014 until April 2015 and a Director of Aeterna Zentaris Inc. (NASDAQ: AEZS) from May 2018 until August 2019. Mr. Pollack received a Master of Science degree in Finance from the London School of Economics and a Bachelor of Commerce degree from McGill University. He sits on the boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School Foundation.

Mr. Pollack brings over 25 years of financial, strategic and merger and acquisitions expertise to our Board, which will assist our Board as we continue to expand our business. He also brings experience serving on the board of directors of other public companies.

ERIC M. GOLDBERG (51) Mr. Goldberg has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients since 1996. Since 2007, he has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, he served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science degree in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings over 20 years of sales, marketing, operations, strategic planning and legal expertise to our Board, which assists our Board as we continue to expand our business.

4 • CECO Environmental

DAVID B. LINER (65) Mr. Liner served as General Counsel, Corporate Secretary and Chief Compliance Officer of Roper Technologies, Inc. (NYSE: ROP) from August 2005 until June 2016 and as a Vice President until his retirement in January 2018. Roper Technologies, a component of the S&P 500, designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Mr. Liner helped execute Roper Technologies’ acquisition program, deploying over $5 billion in assets and acquiring over 40 businesses. Prior to joining Roper Technologies, Mr. Liner served as a corporate partner in the Detroit office of Dykema Gossett, a national law firm, where he headed the firm’s automotive industry practice and founded the firm’s China practice. He had previously been the Vice President, General Counsel and Assistant Secretary of Metaldyne Corporation, formerly MascoTech, Inc. (NYSE: MSX), a manufacturer of products for the global transportation industry. Mr. Liner earned a bachelor’s degree from the University of Michigan and his Juris Doctor from Wayne State University Law School.

Mr. Liner brings extensive legal, transactional and corporate governance expertise to our Board that will assist us as we continue to expand our business and create stockholder value. Having built and led a global corporate compliance and risk program as the General Counsel of a public company, he has developed expertise in areas of governance and compliance which will provide strong support and additional depth to our Board and to the committees on which he may serve. Mr. Liner also brings international experience to our Board, including past international board service.

CLAUDIO A. MANNARINO (50) Mr. Mannarino is the President of Sette CS Inc., a management consulting firm. From June 2014 to November 2015, he served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ: ATNY), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications. He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange. Mr. Mannarino holds a Bachelor of Commerce degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic and merger and acquisition expertise to our Board, which will assist us as we expand our business.

2021 Proxy Statement • 5

MUNISH NANDA (56) Mr. Nanda has served as the President, Americas & Europe of Watts Water Technologies, Inc. (NYSE: WTS), a global manufacturer of plumbing, heating and water quality products, since February 2016. He joined Watts Water in April 2015 as President, Americas. Mr. Nanda previously served as President of Control Technologies for ITT Corporation from April 2011 to March 2015 and as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT Corporation, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc. Mr. Nanda graduated with a Bachelor of Engineering degree in Production Engineering with Honors from Regional Engineering College Tiruchy in India and earned an MBA from Northern Arizona University.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which will assist us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy and niche manufacturing industries.

VALERIE GENTILE SACHS (65) Ms. Sachs served as the Vice President, General Counsel and Corporate Secretary of OM Group, Inc. (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies and engineered specialty chemicals, from September 2005 through the completion of its sale in November 2015 to Apollo Global Management. She had executive responsibility for OM Group’s world-wide Legal, Internal Audit and Environment, Health & Safety operations. She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel and Secretary of Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. She had previously served as General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. She earned her bachelor’s degree (B.L.S.—Chemistry) with honors from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

6 • CECO Environmental

Our Board and Its Committees

Our Board held 14 meetings during 2020. Our Board’s policy regarding director attendance at the Annual Meeting is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors attended our 2020 Annual Meeting of Stockholders. During 2020, each director attended 100% of the aggregate number of meetings of our Board and the committees on which they served in 2020.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Each of these committees operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Director Independence

All of our directors who served during 2020, other than Messrs. DeZwirek and Gleason, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Mr. Pollack controls JMP Fam Holdings, Inc. (“JMP”), a firm that provided consulting services to the Company. During 2020 or any twelve-month period within the last three fiscal years, fees paid by the Company to JMP did not exceed $100,000. Because of the passage of time and the immaterial amounts paid to JMP, in April 2021, the Board determined that Mr. Pollack was an independent director.

Audit Committee

Members:	Claudio A. Mannarino, Chair
David B. Liner
Munish Nanda

The Audit Committee held five meetings in 2020.

Our Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements. Its responsibilities include overseeing and reviewing:

•  the financial reports and other financial information;

•  our Company’s system of internal accounting and financial controls;

•  the engagement of our independent auditor; and

•  the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent registered public accounting firm and evaluates transactions where the potential for a conflict of interest exists.

2021 Proxy Statement • 7

Compensation Committee

Members:	Valerie Gentile Sachs, Chair
Eric M. Goldberg
David B. Liner

The Compensation Committee held six meetings in 2020.

Each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our Chief Executive Officer (“CEO”) and the other executive officers. Its primary purpose is to assist our Board in matters related to compensation of our executive officers. Its responsibilities include:

•  reviewing and approving corporate goals and objectives for the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and determining and recommending to our Board for approval, our CEO’s compensation level based on this evaluation; and

•  approving or making recommendations to our Board with respect to the compensation of our other executive officers.

Our Compensation Committee also administers our equity programs, including our 2017 Equity and Incentive Compensation Plan and 2020 Employee Stock Purchase Plan, and will administer our 2021 Equity and Incentive Compensation Plan if Proposal 3 is approved by our stockholders. Our Compensation Committee reports to our Board on all compensation matters regarding our directors, executive officers, and other key salaried employees. Our Compensation Committee annually reviews and approves the compensation for our directors, executive officers and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion and Analysis” section below.

Nominations and Governance Committee

Members:	David B. Liner, Chair
Claudio A. Mannarino
Valerie Gentile Sachs

The Nominations and Governance Committee held three meetings in 2020.

Each member of our Nominations and Governance Committee is an independent director under the applicable NASDAQ listing requirements. Its primary purposes are:

•  to identify individuals qualified to become Board members;

•  to make recommendations to our Board regarding Board and committee composition;

•  to develop and recommend to our Board corporate governance principles applicable to our Company; and

•  to oversee the evaluation of our Board and management.

Our Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

8 • CECO Environmental

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at the annual meeting of stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and the other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2022 Annual Meeting.”

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board that stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254, Attention: Corporate Secretary.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Gleason serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares a common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chairman, Mr. DeZwirek and the Chief Executive Officer, Mr. Gleason qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Governance Committee — are comprised entirely of independent directors and provide independent oversight of management. Additionally, the non-management directors regularly meet in executive session, and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) corporate governance risk to our Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

2021 Proxy Statement • 9

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Governance Committee, include:

•  Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;

•  Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•  The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education and skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as our Board may consider relevant; and

•  The character and integrity of the person.

Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

The Board is also committed to having a membership that reflects a diversity of gender, race, ethnicity, age and background. This commitment is demonstrated by the fact that the Board currently includes one female director and one director who is ethnically diverse. Our directors currently range in age from 49 to 65.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the director profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company and stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Insider Trading Policy

Our Insider Trading Policy, which applies to all of our directors, officers, employees and agents, expressly prohibits buying or selling securities while in possession of material, nonpublic information about us or another company and from disclosing such information on to others who might purchase or sell securities on the basis of such information. We consider short term or speculative transactions by our personnel involving our securities to be inappropriate. We also discourage our personnel from buying or selling our securities in margin accounts. Our Insider Trading Policy expressly prohibits the following activities with respect to our securities: short sales, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. The restrictions under our Insider Trading Policy also apply to immediate family and household members of our directors, officers, employees and agents.

10 • CECO Environmental

Our Insider Trading Policy prohibits all members of our Board and all officers and employees of the Company and its subsidiaries from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. The policy further prohibits such persons from pledging, hypothecating or otherwise using the Company’s securities as collateral for a loan or other form of indebtedness.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

2020 Director Compensation

In the past, our non-management directors received the following compensation for their service on our Board:

Director Service	Compensation ($)
Annual cash retainer, paid quarterly:	45,000
Annual equity retainer:	70,000
Annual Committee Chair supplement:
Audit Committee	30,000
Compensation Committee	15,000
Nomination and Corporate Governance Committee	15,000

Our Compensation Committee has determined that granting restricted stock units (“RSUs”) in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of our common stock. Accordingly, in June 2020 we granted to each non-management director RSUs covering 11,667 shares of our common stock. The RSUs generally vest on the one-year anniversary of the grant and are settled in shares of Company common stock. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director.

2021 Proxy Statement • 11

In lieu of paying an annual cash retainer or fees to Mr. DeZwirek for his service as Chairman of the Board, we pay consulting fees to Icarus Investments Corp. (“Icarus”). As part of CECO’s proactive cost reduction measures in response to the economic pressures brought on by the COVID-19 pandemic, effective from April 1, 2020 through December 31, 2020, our non-management directors reduced their cash compensation for their service on our Board by 50% and Mr. DeZwirek waived 100% of his cash compensation during this time. The following table reflects the 2020 compensation paid to each of our non-management directors. The compensation for Todd Gleason and Dennis Sadlowski, who also served on the Board during 2020, is reported in the 2020 Summary Compensation Table, and such individuals received no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)
Jason DeZwirek	—	70,002	60,000 [2]	130,002
Eric M. Goldberg	33,750	70,002	—	103,752
David B. Liner	45,000	70,002	—	115,002
Claudio A. Mannarino	56,250	70,002	—	126,252
Munish Nanda	33,750	70,002	—	103,752
Jonathan Pollack	33,750	70,002	52,000 [3]	155,752
Valerie Gentile Sachs	45,000	70,002	—	115,002

(1)

This column represents the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The stock awards shown in the table above represent the RSU awards granted to our directors in 2020. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2020.

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	11,667	—
Eric M. Goldberg	11,667	15,000
David B. Liner	11,667	—
Claudio A. Mannarino	11,667	—
Munish Nanda	11,667	—
Jonathan Pollack	11,667	38,000
Valerie Gentile Sachs	11,667	—

(2)

This amount reflects the fees we paid to Icarus, a company controlled by Mr. DeZwirek, pursuant to which Icarus provides us management consulting services. This agreement ceased on December 31, 2020 as Mr. DeZwirek will be paid directly as a director and chairman starting January 1, 2021.

(3)

This amount reflects the fees we paid to JMP Fam Holdings, Inc., a company controlled by Mr. Pollack, for consulting services performed by Mr. Pollack during 2020. Pursuant to an oral arrangement, JMP Fam Holdings provided us with strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions. This agreement ceased on December 31, 2020.

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to five times the non-management director’s regular annual cash retainer. As of December 31, 2020, all non-management directors met the stock ownership requirement. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s restricted stock units. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

12 • CECO Environmental

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2020 were made in a timely manner, except that each of Messrs. Sadlowski, Eckl and Gohr filed one Form 4 late during June 2020 reporting one exempt acquisition of service-based RSUs.

Certain Transactions

Since January 1, 2020, except as described below, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then-director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transactions in accordance with the Audit Committee Charter, and it has approved the transaction described below.

Effective April 5, 2021, Ramesh Nuggihalli joined us as Chief Operating Officer of the Company. Mr.Nuggihalli provided consulting services regarding the Company’s business strategy since November 2020. Mr. Nuggihalli received a total of $128,250 in consulting fees. Upon appointment as Chief Operating Officer, the consulting arrangement was terminated and Mr. Nuggihalli is compensated as an employee of the Company and in accordance with our executive compensation program.

2021 Proxy Statement • 13

COVID-19 Response and Employee Safety

The COVID-19 pandemic has been a challenging crisis throughout the world. Similar to the Company’s investors, our employees have felt the impact of the illness, death and social disruption caused by the COVID-19 pandemic, which has also had a significant impact on our business and our operations. Our employees, their families, and local communities have felt the effects of the COVID-19 pandemic and government mitigation efforts.

In 2020, a committee was formed consisting of Board members and members of the Company’s executive management that focused on the impacts of the COVID-19 pandemic (“COVID-19 Committee”). The COVID-19 Committee met frequently in 2020 to assess the pandemic’s impact on our employees, business, and operations and to provided key inputs as management navigated managing the business in a challenging environment. Despite the challenges of the COVID-19 pandemic, our management team and employees have worked diligently to continue to successfully manage the business.

At CECO, the health and safety of our employees is one of our highest priorities. Through our environmental, health and safety program, we implement policies and training programs, as well as perform self-audits, to help ensure our colleagues leave the workplace safely every day. To better understand employee safety at the site level, we have implemented safety committees and developed safety scorecards to share best practices among sites. We currently share scorecard information monthly to foster visibility, accountability and commitment across our workplace, communicating and celebrating successful results across the enterprise. In addition to lagging indicators, such as injury performance, the scorecards highlight leading indicators such as safety observations and near-misses, as well as other proactive actions taken at each site to ensure worker safety. For the year ended December 31, 2020, CECO’s domestic Total Recordable Incident Rate (“TRIR”) was 1.9% as compared to our benchmark industry average TRIR of 4.5%.

Our safety focus is also evident in our response to the COVID-19 pandemic around the globe. We implemented applicable government, federal and state policies, in addition to the following policies and procedures:

•  added work from home flexibility for office job roles;

•  deployed Microsoft Teams world-wide to enable collaboration while helping to ensure team safety;

•  implemented an Emergency Paid Pandemic Leave policy to encourage those who are sick to stay home;

•  increased cleaning protocols across all locations;

•  initiated regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures;

•  implemented a self-certification health assessment for all employees, partners and vendors at our manufacturing facilities (where allowed by local law);

•  established new physical distancing procedures for employees who need to be onsite;

•  provided additional personal protective equipment and cleaning supplies;

•  implemented safety protocols to address actual and suspected COVID-19 cases and potential exposure;

•  prohibited all non-essential domestic and international business travel for all employees;

•  required masks to be worn in all locations where allowed by local law;

•  required on site visitors to complete a health and travel declaration; and

•  for on site visitors traveling by plane, required a negative Polymerase Chain Reaction test before entering the facility.

CECO manufactures products and performs services deemed essential to critical infrastructure, including manufacturing, and energy, and, as a result, our facilities have continued operating during the COVID-19 pandemic. Importantly, during 2020, our experience and continuing focus on workplace safety have enabled us to preserve business continuity without sacrificing our commitment to keeping our colleagues and workplace visitors safe during the COVID-19 pandemic.

14 • CECO Environmental

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business goals, with the ultimate goal of increasing stockholder value. This Compensation Discussion and Analysis provides information about our compensation objectives and policies for our Chief Executive Officer and the other individuals included in the “2020 Summary Compensation Table,” who are referred to as our “named executive officers.” This Compensation Discussion and Analysis puts in perspective the information set forth in the “2020 Summary Compensation Table” that follows in this Proxy Statement.

For purposes of this proxy statement, the following individuals are considered our 2020 “named executive officers” (or “NEOs”).

Named Executive Officer	Title
Todd Gleason(1)	Chief Executive Officer (“CEO”)
Matthew Eckl	Chief Financial Officer (“CFO”)
Paul Gohr	Chief Accounting Officer (“CAO”)
Dennis Sadlowski(1)	Former CEO

(1)

Effective July 5, 2020, Mr. Sadlowski ceased serving as Chief Executive Officer and a member of the Board, and, effective July 6, 2020, Mr. Gleason commenced serving as Chief Executive Officer and a member of the Board.

2021 Proxy Statement • 15

Compensation Highlights

•  During 2020, our Compensation Committee continued to administer executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.

•  Our annual performance-based cash incentive compensation program is typically designed to reward NEOs for achievement of certain pre-established, short-term financial or operational goals. However, in March 2020, in light of changing market conditions and the uncertain impact of the COVID-19 pandemic, the Compensation Committee postponed approval of annual cash incentive awards to our NEOs. In April 2020, the Compensation Committee determined that the best way to recognize strong performance throughout the pandemic, ensure sustained engagement and drive key business results was to provide an annual cash bonus to our NEOs on a discretionary basis for 2020.

•  Performance-based restricted stock units (“PRSUs”) that were granted in 2020 under our long-term equity incentive program require attainment of relative total shareholder return (“Relative TSR”) goals during the 2020-2022 performance period for all or a portion of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) and (for Mr. Gleason only) stock options with an exercise price equal to the market value of our stock on the grant date and stock options with an exercise price that reflected 100% appreciation in the market value of our stock on the grant date. These RSUs and stock options vest ratably over four years.

•  For 2020, 70% of the total target equity compensation for Mr. Sadlowski (who served as CEO in the first half of 2020) was designed to be performance-based.

•  In February 2020, the non-executive members of the Board established a CEO search committee (the “Search Committee”) to undertake a search for a new CEO. The Search Committee was comprised of five non-executive members of the Board. An international executive search firm was retained by the Search Committee and a broad global search was commenced. Over the course of five months, a diverse pool of candidates was identified, reviewed, and interviewed. In June of 2020, Todd Gleason was identified as the top candidate for the role of CECO CEO. The Search Committee worked with the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to analyze the competitive market for CEO compensation and assist the Compensation Committee in the design of a heavily performance weighted compensation package. Mr. Gleason accepted a compensation package that has a significantly lower base wage than his predecessor but provides the potential for greater longer-term value to him through equity grants, the majority of which we view as performance-based.

•  Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own our stock having a value equal to five times his base salary. Our CFO is required to own our stock having a value equal to three times his base salary, and our other executive officers (currently, only Mr. Gohr) are required to own our stock having values equal to one times their base salaries.

•  As noted above, our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In 2019, we engaged our independent compensation consultant to conduct a market analysis of Mr. Sadlowski’s, Mr. Eckl’s, and Mr. Gohr’s total cash compensation and equity incentives against the general market and our peer group. In 2020, we had this market analysis updated for NEOs and director compensation. As described above, the independent compensation consultant also advised the Compensation Committee with respect to the compensation and offered to Mr. Gleason under the terms of his employment agreement. We have determined that our named executive officers are fairly compensated.

•  Our clawback policy permits us to recover excess incentive-based compensation paid to an executive officer if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such executive officer willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the noncompliance or benefitted materially as a result of receiving excess incentive-based compensation.

•  We generally use tally sheets when determining executive compensation.

•  We provide limited perquisites.

16 • CECO Environmental

Stockholder Engagement

At our 2020 Annual Meeting of Stockholders, our advisory “Say-on-Pay” proposal to approve the compensation we paid to our named executive officers received over 99% approval, based on total votes cast for and against, or approximately 89% approval of all shares represented at the meeting. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. During 2020, we had direct contact and discussions with stockholders representing approximately 57% of our outstanding shares up from approximately 55% in 2019. Mr. Gleason, Mr. Sadlowski and Mr. Eckl as well as some of our directors participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2020 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program generally rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our typical executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances. As discussed elsewhere in this Compensation Discussion and Analysis, for 2020 the Compensation Committee approved discretionary short-term cash bonus awards to our NEOs in lieu of a short-term cash incentive program.

Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers, to ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves (or, as appropriate, recommends to our Board for approval) changes to our executive compensation policies and programs. While our Compensation Committee has established objective, formula-based arrangements, it believes that an effective executive compensation program also requires the use of sound business judgment and the ability to exercise discretion. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation components, adjust the mix of RSUs and PRSUs awarded, and offer other forms of equity-based compensation. In the past, our Compensation Committee has exercised its discretion and modified the recommended adjustments or awards to our named executive officers. We believe that this discretion allows our Compensation Committee to better calibrate the relative contributions of each named executive officer and to respond to market practices as our business needs change, as reflected in the Compensation Committee’s ability to take a different approach to the 2020 short-term cash program for the NEOs in light of the uncertainty created by the COVID-19 pandemic.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee has engaged Meridian as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure and general market trends. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s short-term cash compensation. The Compensation Committee sought the advice of Meridian in considering the design of the NEOs’ 2020 cash compensation, including the decision to implement a discretionary cash bonus program. As described above, we also consulted Meridian in connection with determining Mr. Gleason’s compensation package, which emphasizes performance metrics. In reviewing our executive compensation programs for market-competitiveness and alignment with industry best practices, our Compensation Committee considered the information and advice presented by Meridian.

2021 Proxy Statement • 17

Meridian has also provided a review of our fixed, variable and long-term compensation against our peer group for our named executive officers.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian during 2020. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is generally structured to reward our executive officers for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our management, and in particular, our CEO, regarding compensation for our executive officers other than our CEO. As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executive officers as it deems appropriate. Our CEO and such other executive officers as our CEO deems appropriate annually review the performance of each of our other named executive officers (other than our CEO) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers other than the CEO based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-management directors, and based on that review, our Compensation Committee makes a recommendation to the non-management directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

External Pay Comparisons

Our Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Meridian, our independent compensation consultant, in December 2019, our Compensation Committee recommended not changing our peer group as it believed our then-current peer group, as revised in December 2018, reflected our peers for purposes of determining executive compensation in 2020. These companies were selected based on revenue, market capitalization and various market peer indices, as well as overall business characteristics, including product offerings and end markets, similar to ours.

• Ameresco, Inc.	• Esco Technologies, Inc.	• Manitex International, Inc.
• Argan, Inc.	• Graham Corporation	• Powell Industries, Inc.
• Aspen Aerogels, Inc.	• Heritage-Crystal Clean Inc.	• Preformed Line Products Co.
• DMC Global, Inc.	• Hurco Companies, Inc.	• The Gorman-Rupp Co.
• Douglas Dynamics, Inc.	• L.B. Foster Company	• Thermon Group Holdings Inc.
• Enphase Energy, Inc.	• Lydall, Inc.	• US Ecology, Inc.

We are currently positioned in the 37th percentile in terms of revenue and market cap for this peer group. Based on its review of the peer group data and market data and other factors discussed in this Compensation Discussion and Analysis, Meridian determined that our CEO’s 2020 total target compensation is between the 25th percentile and median of this peer group, which corresponds to our Company’s size within the peer group, as described above.

18 • CECO Environmental

2020 Executive Compensation

In April 2020, the Compensation Committee determined that the best way to recognize strong performance throughout the COVID-19 pandemic, ensure sustained engagement and drive key business results was to provide an annual cash bonus to our NEOs on a discretionary basis for 2020. Our Company’s financial performance remained resilient, despite lower orders volume, and our proactive cost reductions assisted in maintaining stable margins and Adjusted EBITDA. As a result, in recognition of the foregoing, the Committee approved 2020 cash bonus awards for NEOs (other than Mr. Gleason) equal to 50% of each such NEO’s target award under our 2019 annual cash incentive program, consistent with the Company’s approach for other participants in the annual incentive program. These payments are described below in this Compensation Discussion and Analysis and reflected in our 2020 Summary Compensation Table under the column captioned “Bonus.”

As incentive for future performance, in May 2020, Mr. Sadlowski and Mr. Eckl were granted PRSUs that give them the opportunity to earn shares based on our Company’s future performance. As in prior years, each named executive officer, including Mr. Gohr, also received grants of timed-based RSUs that generally vest over four years, so the value an executive officer may actually realize depends on our future stock performance. In connection with his commencement of service, Mr. Gleason was granted stock options, the majority of which have an exercise price equal to two times the fair market value of our stock on the grant date and therefore will only have value if that stock value is exceeded.

The charts below show the proportion of base salary and cash bonus payments for 2020 and the RSUs and PRSUs granted in the first half of 2020 for each of Messrs. Sadlowski, Eckl and Gohr, who were serving as executive officers at the beginning of 2020. The compensation of Mr. Gleason, who commenced service as our CEO in July 2020, is discussed in further detail below. The PRSUs noted below represent the grant date fair value and assume probable achievement with respect to performance conditions. These charts do not reflect an additional grant of RSUs made to Mr. Eckl in the second half of 2020, as further described below.

Elements of Compensation

Our 2020 executive compensation program consists of cash, with a fixed base salary and bonus, and equity generally in the form of RSUs and PRSUs (and, for Mr. Gleason, stock options).

Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors, and whether the particular base salary is subject to any existing employment agreement.

2021 Proxy Statement • 19

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2020, our Compensation Committee did not approve any adjustments to the base salaries for our named executive officers in light of the market uncertainty created by COVID-19.

Named Executive Officer	Base Salary Rate ($) (as of 12/31/19)	Base Salary Rate ($) (as of 12/31/20)	% Increase
Todd Gleason[1]	N/A	450,000	N/A
Dennis Sadlowski	587,000	587,000	0%
Matthew Eckl	342,000	342,000	0%
Paul Gohr	208,000	208,000	0%

(1)

In accordance with his employment agreement, Mr. Gleason’s base salary was initially established at $450,000 in connection with his commencement of employment in July 2020 and was not increased from that level during 2020.

Cash Incentive Compensation

We believe that, in typical circumstances, a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executive officers are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee typically selects executive officers to participate in the annual incentive program and determines the amount of the award and the performance goals for the participant. However, in March 2020, in light of changing market conditions and the uncertain impact of the COVID-19 pandemic, the Compensation Committee postponed approving metrics for the annual cash incentive awards to our NEOs.

In April 2020, our Compensation Committee took into consideration the impact of the ongoing COVID-19 pandemic on the Company’s operations and recognized the extraordinary actions that would be required by executive management to deliver uninterrupted performance, ensure sustained employee engagement and drive key business results. The Compensation Committee determined that it was appropriate under these unusual circumstances to provide an annual cash bonus to our NEOs on a discretionary basis for 2020. The Compensation Committee did not establish “target” awards for the NEOs, and did not establish specific financial metrics for 2020.

Following the end of the 2020 fiscal year, the Compensation Committee evaluated the Company’s performance and the performance of the individual NEOs, with a particular focus on the following key accomplishments:

•  The NEOs were disciplined in developing and applying COVID-19 policies and procedures to protect our workforce and maintain our plant operations, all of which remained open throughout the pandemic;

•  The NEOs addressed the challenges in the markets, and took prompt and decisive actions designed to minimize the adverse impact of the pandemic on the Company’s businesses;

•  The NEOs continued to execute on the Company’s transformation strategy, successfully completing the acquisition, and subsequent integration, of Environmental Integrated Solutions Limited and the joint venture with Mader Machine Co., Inc.;

•  The NEOs delivered on several cost saving initiatives and identified others that are expected to result in annualized savings of approximately $17 million: and

•  The NEOs maintained the Company’s strong liquidity and balance sheet.

20 • CECO Environmental

In recognition of the foregoing, and with input from the COVID-19 Committee, the Compensation Committee approved 2020 cash bonus awards for NEOs (other than Mr. Gleason) equal to 50% of each such NEO’s target award under our 2019 annual cash incentive program, consistent with the Company’s approach for other participants in the annual incentive program. Even at this level, the Committee believes the 2020 cash bonus payments reflect a strong correlation with the short-term financial performance of the Company.

The payouts of the discretionary awards for 2020 are set forth in the table below and reflected in our 2020 Summary Compensation Table under the column captioned “Bonus.”

Named Executive Officer	Amount of Bonus Payment ($)

Matthew Eckl	94,000

Paul Gohr	36,500

Dennis Sadlowski	149,564[1]

[1]	Mr. Sadlowski was entitled to receive a pro-rata portion of his 2020 bonus pursuant to the terms of his separation agreement.

Pursuant to his employment agreement, Mr. Gleason received a fixed annual bonus for 2020 equal to $150,000 in lieu of any other annual cash bonus opportunity for the year. In addition, the Company paid him a “sign-on” bonus of $150,000 in connection with his commencement of service as CEO. If Mr. Gleason terminates employment with the Company without good reason (as defined in his employment agreement) prior to September 30, 2021 and Mr. Gleason has not relocated his primary residence to the Dallas, Texas area as of his date of termination, he is required to repay to the Company the $150,000 sign-on bonus within 30 days after his date of termination.

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards and options from time to time provides our executive officers with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation plans have been designed to promote the long-term financial interests and growth of our Company by helping attract and retain management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by our executive officers and by maintaining competitive levels of total compensation.

Under our 2017 Equity and Incentive Compensation Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, RSUs, performance-based awards and certain other awards. Our Compensation Committee believes that the ability to grant various types of equity awards offers more flexibility in designing the overall compensation packages. Our Compensation Committee administers our equity compensation plans.

2020 Equity Grants

Our Compensation Committee changed our Company’s long-term equity incentive practices in 2018 to provide for grants of long-term incentive awards that generally consist of RSUs that generally vest over time and PRSUs that generally vest only to the extent our Company attains the performance goal established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our common stock for each vested stock unit and an amount in cash equal to the dividends, if any, that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2020, the value of the total stock units awarded to each named executive officer serving at the beginning of the year was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units, we divided the value of the award by $6.25. For Messrs. Sadlowski and Eckl, our Compensation Committee allocated the stock units between RSUs and PRSUs. Because he served as our Chief Executive Officer, our Compensation Committee determined that Mr. Sadlowski would be granted equity awards with an aggregate value of approximately $500,000, and that his awards would be more heavily allocated to PRSUs (70% of the target long-term incentive award value), with the remaining 30% allocated to time-based RSUs. For Mr. Eckl, our Compensation Committee determined that his equity awards would have an aggregate value of approximately $250,000,

2021 Proxy Statement • 21

with the target long-term incentive award value allocated evenly between time-based RSUs and PRSUs. Messrs. Sadlowski and Eckl both have a significant portion of their annual equity opportunity tied to PRSUs due to their leadership positions and responsibilities for our financial performance.

Our Compensation Committee determined that Mr. Gohr should receive time-based RSUs with a target value of $50,000. The target long-term incentive award values for Messrs. Sadlowski, Eckl and Gohr were unchanged from 2019.

On July 6, 2020, we awarded an additional, special grant of 50,000 time-based RSUs to Mr. Eckl in recognition of his commitment to the organization and for his seamless onboarding of Mr. Gleason as CEO.

The RSUs that were granted to the named executive officers in 2020 generally vest in four substantially equal annual installments on each of the first four anniversaries of the grant date. All of the 2020 RSU awards granted to all of our named executive officers are shown in the “2020 Grants of Plan-Based Awards Table” below in this Proxy Statement.

The long-term performance awards that were granted in 2020 were designated as PRSUs that generally vest on March 15, 2023, to the extent our Company attains the Relative TSR (as defined below) goal for the performance period beginning on January 1, 2020 and ending on December 31, 2022 as established by our Compensation Committee. The Compensation Committee determined to use Relative TSR for the 2020 PRSU awards because this metric keeps the focus on the future financial performance of the company and creating value even in challenging times Messrs. Sadlowski and Eckl were granted the following target PRSU awards:

PRSU Target Opportunity

Dennis Sadlowski	Matthew Eckl

56,000	20,000

For purposes of the 2020 PRSU awards, Relative TSR is the percentile rank of the Company’s total shareholder return as compared to (and included in) the total shareholder returns of all members of a designated peer group at the end of the 2020-2022 performance period. “Total shareholder return” is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock (with appropriate adjustments for certain changes in capital structure), from the beginning of the performance period through the end of the performance period, where (1) the beginning stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2020 and (2) the ending stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2023.

For purposes of Relative TSR, the Company’s total shareholder return will be compared against a peer group of 90 publicly traded companies that, at the time of selection by the Compensation Committee, were classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million. The list of Relative TSR peer companies is included with this Proxy Statement as Appendix II. The peer group is subject to adjustment in the event of certain significant events that occur with respect to a peer company, including bankruptcy, delisting, liquidation, certain acquisitions, or “going private” transactions.

Based on our Relative TSR achievement during the 2020-2022 performance period, the PRSUs can be earned as follows (with straight-line interpolation between performance levels):

Performance Level	Relative TSR	% of Target PRSUs Earned

Below Threshold	Below 25th percentile	0%

Threshold	At 25th percentile	50%

Target	At 50th percentile	100%

Maximum	At or above 75th percentile	150%

However, regardless of the level of Relative TSR performance, if the Company’s absolute total shareholder return during the performance period is negative, the percentage of target PRSUs earned will not exceed 100% of target.

22 • CECO Environmental

In accordance with the terms of his employment agreement, the Compensation Committee approved the following initial awards to Mr. Gleason:

•  A grant of time-based RSUs valued at approximately $600,000, which grant will generally vest, subject to Mr. Gleason’s continued employment with the Company, in substantially equal installments on each of the first four anniversaries of the date of grant;

•  A grant of stock options valued at approximately $900,000, which award will generally vest, subject to Mr. Gleason’s continued employment with the Company, in substantially equal installments on each of the first four anniversaries of the date of grant. This stock option award has an exercise price equal to the market value (determined in accordance with the employment agreement) of our stock on the grant date; and

•  A grant of stock options valued at approximately $1,500,000, which award will generally vest, subject to Mr. Gleason’s continued employment with the Company, in substantially equal installments on each of the first four anniversaries of the date of grant. This stock option award has an exercise price equal to two times the market value (determined in accordance with the employment agreement) of our stock on the grant date.

Under the terms of his employment agreement, for calendar years following 2020, Mr. Gleason is generally eligible for annual awards under our equity compensation arrangements as reasonably determined by the Compensation Committee. His total annual equity award target opportunity for each such calendar year will have an aggregate grant date value (as reasonably determined by the Compensation Committee) of no less than $1,000,000. Mr. Gleason’s annual equity awards will be made in the form of time-based RSUs and/or PRSUs, or in such other forms as determined by the Compensation Committee after consideration of competitive market data provided by its independent compensation consultant. However, no less than 60% of Mr. Gleason’s annual equity awards will be subject to the achievement performance objectives determined by the Compensation Committee.

Performance-Based Awards Granted in Prior Years

In 2018, we granted PRSUs to our NEOs that were generally scheduled to vest on March 15, 2021 to the extent the Company attained Adjusted EBITDA goals for the 2020 fiscal year established by the Compensation Committee. For purposes of these awards, Adjusted EBITDA is as calculated for purposes of the Company’s quarterly financial reports. Based on 2020 Adjusted EBITDA achievement, the NEOs were eligible to earn PRSUs in the following amounts, with no interpolation between performance levels:

	PRSUs Earned (#)
2020 Adjusted EBITDA Performance Level	Dennis Sadlowski	Matthew Eckl	Paul Gohr

Target: $45,000,000	70,000	25,000	—

Maximum: $50,000,000	120,000	50,000	7,500

No PRSUs would be earned for Adjusted EBITDA performance below the target level. Although the PRSUs of Messrs. Sadlowski and Eckl could be earned at either a “target” or “maximum” level, Mr. Gohr’s PRSUs could only be earned if the “maximum” level of Adjusted EBITDA was achieved. The Company’s Adjusted EBITDA for 2020 was $32.8 million. As a result, none of Mr. Eckl or Mr. Gohr’s PRSUs were earned. Mr. Sadlowski’s PRSUs were forfeited in connection with his departure from the Company.

2021 Proxy Statement • 23

In June 2017, pursuant to his employment agreement, Mr. Sadlowski received performance units at a “target” level of $700,000, the payout of which performance units could vary from 0% to 200% of the target award, subject generally to a two-year performance period (which began on June 10, 2018 and ended on June 10, 2020) and the achievement of stock price performance criteria and objectives established by the Compensation Committee (as set forth in the table below). To the extent earned, the performance units were generally scheduled to vest on the third anniversary of the grant date. If, upon the conclusion of the performance period, our stock price performance was between performance levels, there would be no interpolation between payout levels. For purposes of this award, stock price performance is measured based on the highest average fair market value of our common stock that is attained during any period of 30 consecutive trading days that fall within the performance period.

Performance Level	Stock Price Performance	Performance Units Earned

Below Threshold	Below $12.00	0%

Threshold	$12.00	50%

Target	$15.00	100%

Maximum	$18.00 +	200%

To the extent earned, the performance units would be paid in the form of shares of common stock determined by dividing the dollar value of the earned performance units by the highest stock price performance hurdle attained during the performance period ($12.00, $15.00 or $18.00, as applicable), rounded to the nearest whole share. During the two-year performance period, the highest stock price achieved for 30 consecutive trading days was $8.75. As a result, Mr. Sadlowski did not earn any of the performance units.

Personal Benefits and Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites generally consist of car allowances and payment of life insurance premiums. In connection with his appointment as CEO, Mr. Gleason is also entitled to reimbursement through June 30, 2021 for up to $2,500 per month for apartment or comparable rental expenses incurred by him in the Dallas, Texas area, pursuant to the terms of his employment agreement. During 2020, we agreed to extend the reimbursement period through December 31, 2021.

Retirement and Post-Employment Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers participate in the 401(k) Plan on the same terms as our other eligible employees. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

Agreements with Individual Named Executive Officers

We have employment agreements with Mr. Gleason and Mr. Eckl, and we had an employment agreement with Mr. Sadlowski during his employment.

Effective July 6, 2020, we entered into an employment agreement with Mr. Gleason in connection with his appointment as our CEO. We entered into an employment agreement with Mr. Eckl effective as of January 9, 2017 when he joined our Company as our CFO. These employment agreements set forth the basic terms and conditions of employment for such named executive officers, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreements also include customary restrictive covenants and provide for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of these employment agreements reflect the product of arms’ length negotiations between the individual and the Company.

24 • CECO Environmental

We also had an employment agreement with our Former CEO, Mr. Sadlowski. We entered into the June 10, 2017 employment agreement with Mr. Sadlowski in connection with his appointment as our permanent CEO, having served as our interim CEO for the previous four months pursuant to an interim offer letter dated January 26, 2017. In connection with his departure from the Company, we entered into a separation and consulting agreement with Mr. Sadlowski, effective as of July 5, 2020. Under the separation and consulting agreement, Mr. Sadlowski is entitled to the benefits previously negotiated under his employment agreement with the Company for a termination without cause, except that Mr. Sadlowski is entitled to (1) up to 18 months (rather than up to 12 months) of health and welfare premium reimbursements, (2) a pro-rata 2020 bonus payout, (3) payments equal to 4 weeks of vacation pay, and (4) certain other benefits as further described under “Potential Payments Upon Termination or Change in Control” below. In addition, in order to facilitate an orderly transition of duties, Mr. Sadlowski also agreed to provide consulting services to the Company through December 31, 2020 at the rate of $48,917 per month.

For more information regarding these individual arrangements and the benefits provided thereunder, please see “Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

To reinforce the alignment of our CEO’s long-term financial interest with the interests of our stockholders, we have required our CEO to own shares of our common stock having a value equal to at least five times his base salary. During 2018, our Compensation Committee revised our stock ownership guidelines to require our other executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Named Executive Officer	Ownership Requirement (as multiple of base salary)

Chief Executive Officer	5X

Chief Financial Officer	3X

Other Executives Officers (currently, only Mr. Gohr)	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date. As of December 31, 2020, all NEO’s met the stock ownership requirement except for Mr. Gleason, who has served as our Chief Executive Officer only since July 2020. As a result of his departure from the Company, Mr. Sadlowski is no longer subject to the stock ownership guidelines.

Our executive officers are prohibited under our Insider Trading Policy from engaging in certain transaction in our securities, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. Our Insider Trading Policy is described in the “Insider Trading Policy” paragraph under “Our Board and Its Committees” section above.

Clawback Policy

Our Board adopted a clawback policy that provides if (1) our Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) our Board reasonably in good faith determines that any current or former “Section 16 officer” of our Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then our Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation paid to the individual.

2021 Proxy Statement • 25

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executive officers are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives or discretionary cash bonuses and long-term equity incentives (time-based RSUs, PRSUs and stock options). In a typical year, incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2020, we used a Relative TSR goal for long-term equity incentives. Although 2020 cash bonuses were determined on a discretionary basis by the Compensation Committee, we believe that the level of such bonuses was appropriate in light of our 2020 performance. For 2021 only, we made a decision to add an additional metric for orders to our usual incentive program metrics of Adjusted EBITDA, revenue and free cash flow, as steadily rebuilding our backlog will be a priority in 2021. We believe that the variable components of compensation motivate our executive officers to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. In 2020, a market pay analysis study was conducted, and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Tax and Accounting Considerations

We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. With respect to the tax deductibility of compensation, although the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code was repealed as part of the late 2017 U.S. tax reform, generally effective as of January 1, 2018, our Compensation Committee still considers the tax deductibility of compensation. However, our Compensation Committee is fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent.

Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

Eric M. Goldberg

David B. Liner

26 • CECO Environmental

2020 Summary Compensation Table

The following table sets forth certain information with respect to the compensation for the years indicated for Mr. Gleason and Mr. Sadlowski, the individuals who served as our principal executive officer during 2020, Mr. Eckl, our principal financial officer, and Mr. Gohr, our other 2020 executive officer. We refer to these executive officers collectively as “our named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Todd Gleason Chief Executive Officer	2020	216,346	300,000	599,059	2,400,000	—	24,376	3,539,781

Dennis Sadlowski Former Chief Executive Officer	2020	311,296	—	545,440	—	—	1,114,680	1,971,416
	2019	582,963	—	500,000	—	289,739	33,168	1,405,870
	2018	575,000	—	742,500	—	715,561	29,692	2,062,753
Matthew Eckl Chief Financial Officer	2020	336,739	94,000	570,700	—	—	25,165	1,026,604
	2019	339,846	—	250,000	—	92,899	27,352	710,097
	2018	334,192	—	357,650	—	228,736	18,795	939,373
Paul Gohr Chief Accounting Officer	2020	205,005	36,500	40,880	—	—	19,843	302,228
	2019	205,744	—	50,000	—	35,790	19,075	310,609
	2018	198,423	—	86,625	—	70,991	18,347	374,386

(1)

This column reflects, for Mr. Gleason, (a) a sign-on cash bonus equal to $150,000 that was paid in 2020 in lieu of any relocation payments in connection with Mr. Gleason’s relocation to the Dallas, Texas area, and (b) a fixed bonus for the 2020 calendar year equal to $150,000 (paid in lieu of any other annual cash bonus opportunity for 2020), each as provided for under Mr. Gleason’s employment agreement. For Messrs. Eckl and Gohr, this column reflects the discretionary cash bonuses for 2020 that such named executive officers received.

(2)

This column reflects the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions. Assuming maximum achievement with respect to the performance metrics applicable to the 2020 PRSU awards, the grant date fair values of such awards would be as follows: $507,360 for Mr. Sadlowski; and $181,200 for Mr. Eckl.

(3)

This column reflects the aggregate grant date fair value of option awards granted to Mr. Gleason, calculated in accordance with FASB ASC 718. Assumptions used in calculating this amount are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(4)	Amounts reported in this column for 2020 consist of the following:

Named Executive Officer	401 (k) Matching Contributions ($)	Term Life Insurance Premiums ($)	Car Allowance ($)	Rental Allowance ($)	Severance ($)(1)	Total ($)
Todd Gleason	4,798	575	6,000	13,003	—	24,376
Dennis Sadlowski	12,825	6,070	6,923	—	1,088,862	1,114,680
Matthew Eckl	7,857	4,846	12,462	—	—	25,165
Paul Gohr	8,914	960	9,969	—	—	19,843

(1)

Reflects the following payments and benefits that were accrued by Mr. Sadlowski in connection with cessation of service as CEO, as further described below under “Potential Payments Upon Termination or Change in Control”: (a) a lump sum cash payment equal to Mr. Sadlowski’s annual base salary ($587,000); (b) a lump sum cash amount equal to the 2020 annual bonus that Mr. Sadlowski would have received had he remained employed through the end of the 2020 calendar year (which was equal to what he would have earned under our typical annual cash incentive program at 50% of his target award), pro-rated based on Mr. Sadlowski’s service as an employee during 2020 ($149,564); (c) four weeks of vacation pay ($45,115); (d) COBRA reimbursements for up to 18 months ($12,683); (e) consulting fees pursuant to his separation and consulting agreement ($293,500); and (f) a Company laptop and phone ($1,000).

2021 Proxy Statement • 27

2020 Grants of Plan-Based Awards

	Grant Date	Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name			Threshold (#)	Target (#)	Maximum (#)
Todd Gleason	7/6/20	7/6/20	—	—	—	94,340	—	—	599,059
	7/6/20	7/6/20	—	—	—	—	316,902	6.36	900,000
	7/6/20	7/6/20	—	—	—	—	898,204	12.72	1,500,000
Dennis Sadlowski	5/20/20	5/19/20	—	—	—	24,000	—	—	122,640
	5/20/20	5/19/20	28,000	56,000	84,000	—	—	—	422,800
Matthew Eckl	5/20/20	5/19/20	—	—	—	20,000	—	—	102,200
	5/20/20	5/19/20	10,000	20,000	30,000	—	—	—	151,000
	7/6/20	7/6/20	—	—	—	50,000	—	—	317,500
Paul Gohr	5/20/20	5/19/20	—	—	—	8,000	—	—	40,880

(1)

The amounts shown in the “Threshold,” “Target” and “Maximum” columns for Messrs. Sadlowski and Eckl represent the potential payout levels with respect to PRSU awards granted to such officers in 2020, which amounts may be earned based on Relative TSR performance during the 2020-2022 performance period and will generally vest, subject to continued employment, on March 15, 2023.

(2)	The amounts shown in this column consist of RSU awards.

(3)	The amounts shown in this column consist of stock option awards granted to Mr. Gleason in 2020.

(4)

The amounts shown in this column represent the grant date fair value of stock awards and option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2020, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion and Analysis.” For more information about the amount of salary and bonus earned in relation to total compensation, please see “2020 Executive Compensation” in the “Compensation Discussion and Analysis” above.

28 • CECO Environmental

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each named executive officer as December 31, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Todd Gleason	7/6/2020	—	316,902	6.36	7/6/2027	—		—	—		—
	7/6/2020	—	898,204	12.72	7/6/2027	—		—	—		—
	7/6/2020	—	—	—	—	94,340		656,606	—		—
Dennis Sadlowski(8)	—	—	—	—	—	—		—	—		—
Matthew Eckl	1/11/2017	—	—	—	—	6,000	[3]	41,760	—		—
	2/12/2018	—	—	—	—	12,000	[3]	83,520	—		—
	4/19/2018	—	—	—	—	2,500		17,400	—		—
	3/08/2019	—	—	—	—	12,950		90,129	—		—
	5/20/2020	—	—	—	—	20,000		139,200	—		—
	7/6/2020	—	—	—	—	50,000		348,000	—		—
	4/19/2018	—	—	—	—	—		—	25,000	[5]	174,000
	3/15/2019	—	—	—	—	—		—	17,266	[6]	120,171
	5/20/2020	—	—	—	—	—		—	30,000	[7]	208,800
Paul Gohr	10/1/2014	2,500	—	13.08	10/1/2024	—		—	—		—
	9/04/2015	4,000	—	9.44	9/4/2025	—		—	—		—
	9/08/2016	—	—	—	—	600	[3]	4,176	—		—
	5/16/2017	—	—	—	—	1,365		9,500	—		—
	4/19/2018	—	—	—	—	5,000		34,800	—		—
	3/08/2019	—	—	—	—	5,180		36,053	—		—
	5/20/2020	—	—	—	—	8,000		55,680
	4/19/2018	—	—	—	—	—		—	7,500	[5]	52,200

(1)	This column shows the unvested options, which options generally vest in four equal annual installments commencing one year after the grant date.

(2)	This column shows the unvested RSUs, which RSUs generally vest in four equal annual installments commencing one year after the grant date, except as otherwise indicated.

(3)	These RSUs generally vest in five equal annual installments commencing one year after the grant date.

(4)	Represents the market value of the awards based on the closing share price of our common stock on December 31, 2020 of $6.96.

(5)	These PRSUs generally vest on March 15, 2021 based on the extent to which the applicable performance target for 2020 is met.

(6)	These PRSUs generally vest on March 15, 2022 based on the extent to which the applicable performance target for 2021 is met.

(7)

These PRSUs generally vest on March 15, 2023 based on the extent to which the Relative TSR goal for the performance period beginning on January 1, 2020 and ending on December 31, 2022 as established by our Compensation Committee is met. See “Compensation Discussion and Analysis” above for more information about these awards.

(8)	Mr. Sadlowski’s equity awards were forfeited in connection with his departure from the Company.

2021 Proxy Statement • 29

2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Todd Gleason	—	—	—	—
Dennis Sadlowski	—	—	22,723	134,088
Matthew Eckl	—	—	12,566	88,537
Paul Gohr	—	—	6,191	34,736

(1)	No named executive officer exercised stock options in 2020.

(2)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

Potential Payments Upon Termination or Change in Control

Our named executive officers may be entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control. We have no formal policy regarding severance payments or retirement payments, but certain of our NEOs may be entitled to severance or other benefits in certain circumstances pursuant to their employment agreements or the terms of their equity awards. We maintain disability and life insurance policies that would provide for certain benefits upon the death or disability of a named executive officer then serving as one of our employees.

The tables below summarize the amounts that each continuing named executive officer would receive if his employment had terminated on December 31, 2020, the last business day of that year, under the various circumstances shown. The amounts include the value of such named executive officer’s equity awards outstanding as of that date (based on hypothetical vesting under the various circumstances) based on the closing price of our common stock on such date ($6.96). For information about these equity awards held by our named executive officers, see the “2020 Outstanding Equity Awards at Fiscal Year-End Table” above. We also discuss these awards in the “Compensation Discussion and Analysis” above. If a named executive officer’s employment was terminated for cause, no amount would be payable. Actual payments and benefits received by Mr. Sadlowski in connection with his departure from the Company are discussed below in this section.

Todd Gleason	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Cash Payments(3)		600,000	600,000

Accelerated Equity Awards

RSUs	656,606	656,606	656,606

Options	190,141	190,141	190,141

COBRA(5)	—	28,716	28,716

Total	846,747	1,475,463	1,475,463

Matthew Eckl	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Cash Payments(4)		436,000	436,000

Accelerated Equity Awards

RSUs	720,009	720,009	720,009

PRSUs	676,971	676,971	676,971

COBRA(5)	—	8,508	8,508

Total	1,396,980	1,841,488	1,841,488

30 • CECO Environmental

Paul Gohr	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Accelerated Equity Awards

RSUs	140,209	140,209	140,209

PRSUs	52,200	52,200	52,200

Total	192,409	192,409	192,409

(1)

The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards is subject to the discretion of our Compensation Committee in the event of an involuntary termination or a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSUs, PRSUs, and stock option awards will be accelerated in such circumstances.

(2)

The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards upon a change in control is generally subject to the discretion of our Compensation Committee, except as described in this footnote. Mr. Eckl’s RSUs will vest immediately prior to the closing of a change in control pursuant to the terms of his employment agreement. Mr. Gleason’s RSUs and stock option awards would generally vest in the event of a change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Gleason is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Gleason for good reason (as defined in the applicable award agreement), in each case within a period of two years after the change in control, 100% of the replacement award will become vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.

(3)

Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Gleason for “good reason” (as such terms are defined in his employment agreement) other than during the two-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($450,000); and (ii) a lump sum equal to a pro-rated annual cash incentive payment based on actual performance or, if such termination occurs during 2020 (as is assumed for purposes of this disclosure), a pro-rata portion of Mr. Gleason’s fixed cash bonus for such year (the “2020 Fixed Bonus”) ($150,000). Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Gleason for good reason within a period of two years after a change in control, he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary and (b) his full year target annual bonus for the year in which termination occurs or, if the termination occurs in 2020 (as is assumed for purposes of this disclosure), the 2020 Fixed Bonus. Mr. Gleason’s cash severance benefits are generally subject to Mr. Gleason’s execution and non-revocation of a release of claims against the Company.

(4)

Mr. Eckl’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Eckl for “good reason” (as such terms are defined in his employment agreement), he will receive (i) a lump sum equal to the sum of his annual base salary ($342,000); and (ii) a lump sum equal to a pro-rated annual cash incentive payment for 2020 based on actual performance (which we have assumed to be the discretionary bonus of $94,000 for purposes of this disclosure). In the event of a change in control of the Company, in certain circumstances as described below, Mr. Eckl may be eligible for a lump sum cash amount equal to the sum of his annual base salary ($342,000) plus an annual cash incentive (equal to the same percentage of his annual base salary as the annual cash incentive, if any, that he received for the prior fiscal year ($94,000)); if this amount were paid, it would be in lieu of the base salary ($342,000) lump sum that would be paid in a non-change in control termination.

(5)

Represents the payment of COBRA reimbursements for 12 months following termination. Mr. Gleason’s employment agreement provides for the reimbursement of his COBRA payments if he elects continued coverage. Mr. Eckl’s employment agreement provides for a lump sum payment.

2021 Proxy Statement • 31

Employment Agreement with Mr. Gleason

We entered into an employment agreement on July 6, 2020 with Mr. Gleason in connection with his appointment as our CEO. The employment agreement has an initial term of three years, subject to annual extensions unless the Company timely terminates such extensions. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company, his employment agreement provides for the following:

•  a base salary that is subject to annual reviews for increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash bonus with a target bonus opportunity equal to no less than 100% of his base salary and a maximum bonus opportunity equal to no less than 200% of his base salary (except that his 2020 cash bonus would be equal to $150,000); and

•  eligibility for annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted.

Mr. Gleason’s employment agreement also provided for the following additional compensation and benefits:

•  a sign-on cash bonus equal to $150,000, partly in lieu of relocation payments, with the sign-on bonus subject to repayment under certain circumstances if Mr. Gleason terminates employment without good reason prior to September 30, 2021;

•  initial equity awards for approximately $600,000 in time-based restricted stock units that generally vest over four years, approximately $900,000 in nonqualified stock options (granted at market value) that generally vest over four years, and approximately $1,500,000 in premium-priced nonqualified stock options (exercise price equal to two times market value) that generally vest over four years;

•  a $1,000 monthly car allowance; and

•  reimbursement through December 31, 2021 for up to $2,500 per month for apartment or comparable rental expenses in the Dallas, Texas area.

Under the employment agreement, Mr. Gleason is subject to customary one-year post-employment non-competition obligations and indefinite employee non-solicitation and confidentiality obligations. The employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of Mr. Gleason’s employment.

32 • CECO Environmental

Arrangements with Mr. Sadlowski

We entered into an employment agreement on June 10, 2017 with Mr. Sadlowski in connection with his appointment as our permanent CEO, which employment agreement was in effect during 2020. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance, his employment agreement provided for the following:

•  a base salary that was subject to annual reviews for increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash bonus with a target bonus opportunity equal to no less than 100% of his base salary and a maximum bonus opportunity equal to no less than 200% of his base salary; and

•  eligibility for market-competitive annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted.

As noted above, Mr. Sadlowski ceased serving as CEO effective July 5, 2020. On July 5, 2020, the Company entered into a separation and consulting agreement with Mr. Sadlowski specifying that Mr. Sadlowski’s departure from the Company was a termination without “cause” for purposes of Mr. Sadlowski’s employment agreement with the Company. Under the separation and consulting agreement, Mr. Sadlowski is entitled to the following payments and benefits, in addition to certain accrued benefits:

•  a lump sum cash amount equal in value to Mr. Sadlowski’s annual base salary ($587,000);

•  a lump sum cash amount equal in value to the product obtained by multiplying (1) the amount of Mr. Sadlowski’s 2020 annual bonus, by (2) a fraction, the numerator of which is the total number of days that elapsed during the 2020 calendar year through Mr. Sadlowski’s separation date and the denominator of which is 365 ($149,564);

•  payments equal to four weeks of vacation pay ($45,115); and

•  reimbursement of monthly COBRA payments for up to 18 months ($12,683).

The Company has also agreed to provide for the reasonable transition of Mr. Sadlowski’s Company-provided executive life insurance plan to Mr. Sadlowski. Pursuant to the separation and consulting agreement, in order to facilitate an orderly transition of CEO duties, Mr. Sadlowski agreed to provide consulting services to the Company through December 31, 2020 at the rate of $48,917 per month. Mr. Sadlowski’s outstanding equity awards were forfeited in connection with his departure from the Company.

Employment Agreement with Mr. Eckl

We entered into an employment agreement on January 9, 2017 with Mr. Eckl when he joined our Company as our Chief Financial Officer. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance, his employment agreement provides a minimum base salary that is now subject to annual reviews for increase.

The employment agreements with Messrs. Gleason and Eckl also provide that if we terminate the executive officer’s employment without “cause” (as defined in each employment agreement) or if the executive officer terminates employment for “good reason” (as defined in each employment agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) for Mr. Gleason, reimbursement of monthly COBRA payments for up to 12 months after termination, and for Mr. Eckl, a lump sum cash

2021 Proxy Statement • 33

amount equal to the product of 12 multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the executive officer, his spouse and his dependents.

If Mr. Gleason is terminated without cause or terminates his employment for good reason within two years after a “change in control” (as defined in Mr. Gleason’s employment agreement) of our Company, the cash severance amount would include Mr. Gleason’s target annual bonus for the year of termination (rather than a pro-rata bonus based on actual performance).

In the event of a “change in control” (as defined in Mr. Eckl’s employment agreement) of our Company, if the successor entity or purchaser does not offer Mr. Eckl employment as Chief Financial Officer with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year). Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

Pursuant to their employment agreements, Messrs. Gleason and Eckl are also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. Each of these employment agreements also includes a customary indemnification provision. Mr. Gleason’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of his employment.

Chief Executive Officer Pay Ratio

For 2020, the ratio of the annual total compensation of Mr. Gleason, our current CEO (“CEO Compensation”), to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 67 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules, using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

As permitted under the pay ratio disclosure rules, we calculated the pay ratio disclosed above based solely on the compensation of Mr. Gleason, who has served as principal executive officer since July 6, 2020 (including on our “determination date” of December 31, 2020). For purposes of this pay ratio disclosure, CEO Compensation was determined to be $3,784,808, which represents the total 2020 compensation reported for Mr. Gleason, as set forth above in the 2020 Summary Compensation Table, but increased by $245,027 to annualize the amount based on Mr. Gleason’s period of service during 2020 and reasonable estimates regarding the composition of Mr. Gleason’s compensation that would have been applicable if Mr. Gleason had been employed by us for all of 2020. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $56,800 and was calculated using the same methodology we used for our named executive officers in the 2020 Summary Compensation Table.

The annual total compensation of Mr. Gleason in 2020 includes special initial equity awards of RSUs and stock options having an aggregate grant date fair value of approximately $3.0 million that were granted to him in connection with his appointment as CEO in July 2020. Based on a reasonable estimate of what we believe Mr. Gleason’s annualized 2020 compensation would have been based on regular target annual compensation under his employment agreement, had his annual total compensation for 2020 been $1,925,000, we believe this would have resulted in a ratio closer to 34 to 1.

To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2020 and ending on December 31, 2020 for 702 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of our “determination date” of December 31, 2020 (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 23 non-U.S. employees (consisting of 8 employees in Singapore, 4 employees in Canada and 11 employees in the United Kingdom, or collectively approximately 3% of our total workforce of 725 employees) and does not exclude any employees of businesses acquired by us or combined with us. The cash compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and Company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or other annualizations for purposes of this pay ratio disclosure.

34 • CECO Environmental

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our executive officer compensation programs promotes the long-term interests of our stockholders. Our executive officer compensation programs are designed to attract, retain, motivate and reward talented executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion and Analysis, which discusses our compensation policies and procedures, and the compensation of our named executive officers for 2020.

At our 2020 Annual Meeting of Stockholders, our Say-on-Pay proposal to approve the compensation of our named executive officers received over 99% approval, based on total votes cast for and against, or approximately 89% approval of all shares represented at the meeting. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2020, we continued to focus on pay for performance, and in addition to granting time-based restricted stock units, we granted performance-based restricted stock units that only vest if our market performance meets or exceeds the goals established by our Compensation Committee.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board is expected to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. We expect to hold the next advisory vote to approve the compensation of our named executive officers in 2022.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval. For the purposes of this proposal, abstentions and broker non-votes are treated as shares represented at the Annual Meeting, and will have the same effect as a vote against.

2021 Proxy Statement • 35

PROPOSAL 3

APPROVAL OF THE CECO ENVIRONMENTAL CORP. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Overview

We are asking stockholders to approve the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”). Our Board of Directors is recommending that the Company’s stockholders vote in favor of the 2021 Plan, which will succeed the existing CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan, including as amended or amended and restated to date (the “2017 Plan”). The 2017 Plan has shares remaining available for new awards as of the date of this Proxy Statement, but if the 2021 Plan is approved by our stockholders, no further grants will be made under the 2017 Plan. However, outstanding awards under the 2017 Plan will generally continue in effect in accordance with their terms. The Company also continues to administer its 2007 Equity Incentive Plan (the “2007 Plan,” and, together with the 2017 Plan, the “Predecessor Plans”) with respect to awards outstanding thereunder, but no grants could be made under the 2007 Plan on or after May 16, 2017 (the effective date of the 2017 Plan).

The 2021 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants or other service providers to the Company and its subsidiaries, and non-employee directors of the Company.

Stockholder approval of the 2021 Plan would constitute approval of 1,675,000 new shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), plus, any shares remaining available for future grant under the 2017 Plan as of the effective date of the 2021 Plan, to be available for awards under the 2021 Plan, as described below and in the 2021 Plan, with such amount subject to adjustment, including under the 2021 Plan’s share counting rules. If the 2021 Plan is approved by stockholders, it will be effective as of the day of the Annual Meeting. If the 2021 Plan is not approved by our stockholders, no awards will be made under the 2021 Plan, and the 2017 Plan will remain in effect.

The actual text of the 2021 Plan is attached to this proxy statement as Appendix I. The following description of the 2021 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix I.

Why We Believe You Should Vote for this Proposal

The 2021 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of Common Stock, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2021 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2021 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of shares of Common Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

As of April 5, 2021, 871,014 shares of Common Stock remained available for issuance under the 2017 Plan. If the 2021 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

36 • CECO Environmental

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans and the potential dilution associated with the 2021 Plan. This information is as of April 5, 2021. As of that date, there were approximately 35,567,511 shares of Common Stock outstanding:

•  Outstanding full-value awards (time-based RSUs and performance-based RSUs based on maximum performance): 1,289,963 shares (approximately 3.6% of our outstanding shares of Common Stock);

•  Outstanding stock options: 1,536,154 shares (approximately 4.3% of our outstanding shares of Common Stock) (outstanding stock options have a weighted average exercise price of $11.20 and a weighted average remaining term of 5.6 years);

•  In summary, total shares of Common Stock subject to outstanding awards, as described above (full-value awards and stock options): 2,826,117 shares (approximately 7.9% of our outstanding shares of Common Stock);

•  Total shares of Common Stock available for future awards under the 2017 Plan: 871,014 shares (approximately 2.4% of our outstanding shares of Common Stock) (however, as noted above, no further grants will be made under the 2017 Plan upon the effective date of the 2021 Plan, so we view the remaining shares under the 2017 Plan as “rolling into” the new 2021 Plan based on the design of the new 2021 Plan);

•  The total number of shares of Common Stock subject to outstanding awards (2,826,117 shares) under the Predecessor Plans, plus the total number of shares of Common Stock available for future awards under the 2017 Plan (871,014 shares), represents a current overhang percentage of approximately 10.4% (in other words, the potential dilution of the holders of shares of Common Stock represented by the Predecessor Plans);

•  Proposed additional shares of Common Stock available for awards under the 2021 Plan: 1,675,000 shares (approximately 4.7% of our outstanding shares of Common Stock – this percentage reflects the simple dilution of the holders of shares of Common Stock that would occur if the 2021 Plan is approved); and

•  The total shares of Common Stock subject to outstanding awards as of April 5, 2021 (2,826,117 shares), plus the proposed shares of Common Stock available for future awards under the 2021 Plan (the 871,014 shares of Common Stock that remain available under the 2017 Plan, plus the 1,675,000 additional shares), represent an approximate total overhang of 5,372,131 shares (approximately 15.1%) under the 2021 Plan.

Based on the closing price on the NASDAQ Stock Market for our shares of Common Stock on April 5, 2021 of $8.18 per share, the aggregate market value as of April 5, 2021 of the new 1,675,000 shares of Common Stock requested under the 2021 Plan was $13,701,500.

In 2018, 2019 and 2020, we granted awards under the Predecessor Plans covering 963,000 shares, 464,000 shares, and 553,000 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those fiscal years of 34,717,395, 34,987,878, and 35,289,616, respectively, for the three-fiscal-year period 2018-2020, our average burn rate, not taking into account forfeitures, was approximately 1.9% (our individual years’ burn rates were 2.8% for fiscal 2018, 1.3% for fiscal 2019 and 1.6% for 2020).

In determining the number of shares to request for approval under the 2021 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2021 Plan,

If the 2021 Plan is approved, we intend to utilize the shares authorized under the 2021 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2021 Plan will last for approximately 5 years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2021 Plan to determine the number and amount of awards to be granted under the 2021 Plan, subject to the terms of the 2021 Plan, and future benefits that may be received by participants under the 2021 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive

2021 Proxy Statement • 37

compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

Information on Equity Compensation Plans as of April 5, 2021

The information included in this Proxy Statement and our 2020 Annual Report is updated by the following information regarding all existing equity compensation plans as of April 5, 2021:

Total stock options outstanding(1)	1,536,154

Weighted-average exercise price of stock options outstanding	$11.20

Weighted-average remaining duration of stock options outstanding	5.6

Total full value awards outstanding(2)	1,289,963

Shares available for grant under the 2017 Plan(3)	871,014

Total shares of Common Stock outstanding as of the Record Date	35,567,511

(1)	No stock appreciation rights were outstanding as of April 5, 2021

(2)	The number of outstanding performance-based RSUs assumes performance at the maximum level

(3)	Assumes outstanding performance-based RSUs at the maximum level.

2021 Plan Highlights

Below are certain highlights of the 2021 Plan. These features of the 2021 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2021 Plan and stockholders’ interests, consistent with sound corporate governance practices:

Reasonable 2021 Plan Limits. Generally, awards under the 2021 Plan are limited to 1,675,000 shares of Common Stock, plus the total number of shares remaining available for future grant under the 2017 Plan as of the effective date of the 2021 Plan, plus the number of shares of Common Stock that are added (or added back, as applicable) to the aggregate number of shares available under the 2021 Plan pursuant to the share counting rules of the 2021 Plan (as described below). This design means that we are essentially “rolling into” the new 2021 Plan the shares that we have remaining under the 2017 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.

Non-Employee Director Compensation Limit. The 2021 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000.

Incentive Stock Option Limit. The 2021 Plan also provides that, subject as applicable to adjustment as described in the 2021 Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 1,675,000 shares of Common Stock.

38 • CECO Environmental

Share Recycling Provisions. Subject to certain exceptions described in the 2021 Plan, if any award granted under the 2021 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2021 Plan. Additionally, if on or after the effective date of the 2021 Plan, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2021 Plan. Notwithstanding anything else in the 2021 Plan, the following share recycling rules apply under the 2021 Plan:

•  Shares of Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2021 Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2021 Plan;

•  Shares of Common Stock withheld by us, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2021 Plan;

•  Shares of Common Stock subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR on exercise will not be added back to the aggregate number of shares of Common Stock available under the 2021 Plan;

•  Shares of Common Stock reacquired by the company on the open market or otherwise using cash proceeds from the exercise of stock options will not be added to the aggregate number of shares of Common Stock available under the 2021 Plan; and

•  If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2021 Plan.

Minimum Vesting Requirement. In general, awards granted under the 2021 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date. However, the following awards will not be subject to such minimum vesting requirement: any (1) awards granted in connection with awards that are assumed, converted or substituted in connection with a corporate acquisition or merger transaction as described in the 2021 Plan; (2) shares of Common Stock delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders; and (4) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2021 Plan (subject to adjustment as described in the 2021 Plan). The minimum vesting requirement does not preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any award under the 2021 Plan upon certain events, including in connection with or following a participant’s retirement, death, disability, or termination of employment or service or a change in control, or exercising its discretionary vesting authority (as described in the 2021 Plan) at any time following the grant of an award.

No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the 2021 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the 2021 Plan.

Change in Control Definition. The 2021 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or Base Price Limitation. The 2021 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2021 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

2021 Proxy Statement • 39

Dividends and Dividend Equivalents. The 2021 Plan provides that dividends and dividend equivalents on 2021 Plan awards will generally be deferred until, and paid contingent upon, the vesting or earning of such awards. The 2021 Plan does not allow for dividends or dividend equivalents on stock options or SARs.

Clawback Provisions. The 2021 Plan provides that awards under the 2021 Plan may be made subject to a clawback policy of the Company or otherwise provide for recoupment by the Company in the event that a grantee engages in detrimental activity, as provided in the documents governing the awards or the applicable clawback policy.

Summary of Other Material Terms of the 2021 Plan

Administration. The 2021 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2021 Plan. However, the Board of Directors may grant awards under the 2021 Plan to non-employee directors of the Company and administer the 2021 Plan with respect to such awards. References to the “Committee” in this proposal refer to the Compensation Committee, such other committee designated by the Board of Directors, or the Board of Directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2021 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2021 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2021 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2021 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2021 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act of 1934. The Committee is authorized to take appropriate action under the 2021 Plan subject to the express limitations contained in the 2021 Plan.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2021 Plan. April 5, 2021, the Company and its subsidiaries had approximately 730 employees and the Company had 7 non-employee directors. Although consultants of the Company and its subsidiaries are also eligible to participate in the 2021 Plan, we have not granted equity awards to consultants in recent years and, due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the 2021 Plan. We do not currently expect to make material grants of awards under the 2021 Plan to consultants. The basis for participation in the 2021 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Shares Available for Awards under the 2021 Plan. Subject to adjustment as described in the 2021 Plan and the 2021 Plan share counting rules, the number of shares of Common Stock available under the 2021 Plan for awards of:

•  Stock options or SARs;

•  Restricted stock;

•  RSUs;

•  Performance shares or performance units;

•  Other share-based awards under the 2021 Plan; or

•  Dividend equivalents paid with respect to awards under the 2021 Plan;

will not exceed, in the aggregate, 1,675,000 shares of Common Stock, plus the total number of shares remaining available for future grant under the 2017 Plan as of the effective date of the 2021 Plan, plus any shares of Common Stock that become

40 • CECO Environmental

available under the 2021 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of 2021 Plan awards. This design means that we are essentially “rolling into” the new 2021 Plan the shares that we have remaining under the Predecessor Plan.

Share Counting. Generally, the aggregate number of shares of Common Stock available under the 2021 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2021 Plan. Additionally, if on or after the effective date of the 2021 Plan, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2021 Plan.

Types of Awards Under the 2021 Plan. Pursuant to the 2021 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our shares of Common Stock.

Generally, each grant of an award under the 2021 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2021 Plan. A brief description of the types of awards which may be granted under the 2021 Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2021 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2021 Plan may not provide for dividends or dividend equivalents.

SARs. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our shares of Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, shares of Common Stock or any combination of the two.

2021 Proxy Statement • 41

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2021 Plan may not provide for dividends or dividend equivalents.

Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock.

RSUs. RSUs awarded under the 2021 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our shares of Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination or employment of service of a participant or in the event of a change in control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on shares of Common Stock underlying the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, shares of Common Stock or any combination of the two.

Performance Shares, Performance Units and Cash Incentive Awards. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that has been earned.

42 • CECO Environmental

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Other Awards. Subject to applicable law and applicable share limits under the 2021 Plan, the Committee may grant to any participant shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of the specified subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. shares of Common Stock delivered under such an award in the nature of a purchase right granted under the 2021 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2021 Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Other Awards may provide for the earning or vesting of, or earlier termination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Change in Control. The 2021 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the 2021 Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the 2021 Plan):

1)  a person becomes the beneficial owner of 50% or more of either the then-outstanding Common Stock or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;

2)  individuals who, as of the effective date of the 2021 Plan, constitute the Board cease to constitute at least a majority of the Board;

3)  consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries, unless such transaction does not result in a significant change in ownership or leadership as further described in the 2021 Plan; or

4)  stockholders approve a complete liquidation or dissolution of the Company.

Management Objectives. The 2021 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective or objectives established pursuant to the 2021 Plan for participants who have received grants of performance shares,

2021 Proxy Statement • 43

performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. The management objectives applicable to an award under the 2021 Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

•  Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

•  Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);

•  Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

•  Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory, or days’ sales in payables);

•  Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

•  Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, or total debt ratio);

•  Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

•  Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the 2021 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2021 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2021 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the 2021 Plan will be subject to further restrictions on transfer, including minimum holding periods.

44 • CECO Environmental

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2021 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the 2021 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith, determines is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2021 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares of Common Stock available under the 2021 Plan and the share limits of the 2021 Plan as the Committee, in its sole discretion, exercised in good faith, determines is appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The 2021 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Detrimental Activity and Recapture. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2021 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2021 Plan (including sub-plans) (to be considered part of the 2021 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2021 Plan as then in effect unless the 2021 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2021 Plan, and the amounts

2021 Proxy Statement • 45

available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the 2021 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options.

No Right to Continued Employment. The 2021 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2021 Plan. The 2021 Plan will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the Predecessor Plans on or after the date on which our stockholders approve the 2021 Plan, provided that outstanding awards granted under the Predecessor Plans will continue following such date.

Amendment and Termination of the 2021 Plan. The Board of Directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2021 Plan) (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market, or, if the shares of Common Stock is not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board of Directors, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2021 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2021 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2021 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2021 Plan or waive any other limitation or requirement under any such award.

The Board of Directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2021 Plan on or after the tenth anniversary of the effective date of the 2021 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2021 Plan.

Allowances for Conversion Awards and Assumed Plans. shares of Common Stock issued or transferred under awards granted under the 2021 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2021 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2021 Plan, under circumstances further described in the 2021 Plan, but will not count against the aggregate share limit or other 2021 Plan limits described above.

46 • CECO Environmental

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2021 Plan because the grant and actual settlement of awards under the 2021 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2021 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2021 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Nonqualified Stock Options. In general:

•  No income will be recognized by an optionee at the time a non-qualified stock option is granted;

•  At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•  At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

2021 Proxy Statement • 47

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2021 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2021 Plan by our stockholders.

This Proposal 3 requires a favorable vote of the majority of shares represented at the Annual Meeting for approval. For the purposes of this proposal, abstentions and broker non-votes are treated as shares represented at the Annual Meeting, and will have the same effect as a vote against.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders

2007 Equity Incentive Plan[1]	330,346	$11.15	—

2017 Equity and Incentive Compensation Plan[2]	962,708	$ 0.25	1,151,092

2020 Employee Stock Purchase Plan[3]	—	$ —	1,300,000

Equity compensation plans not approved by security holders[4]	1,309,446	$10.26	—

TOTAL	2,602,500		2,451,092

1

The 2007 Equity Incentive Plan was replaced with the 2017 Equity and Incentive Compensation Plan and no further grants will be made under the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan remains in effect solely for the continued administration of the awards currently outstanding under the 2007 Equity Incentive Plan.

48 • CECO Environmental

2

The 2017 Equity and Incentive Compensation Plan was approved by our stockholders on May 16, 2017. We have reserved 1.9 million shares of our common stock for issuance under our 2017 Equity Incentive Plan. In 2020, approximately 0.6 million restricted stock units were awarded to plan participants under the 2017 Equity and Incentive Compensation Plan. All of the shares shown in column (c) with respect to this plan may be issued with respect to awards other than options, warrants or rights, such as restricted stock.

3

The 2020 Employee Stock Purchase Plan was approved by our shareholders on June 11, 2020. As of December 31, 2020, 21,012 of the shares listed in this column were subject to outstanding purchase rights under the 2020 Employee Stock Purchase Plan, and 1,278,988 shares remained available for future purchase rights under the 2020 Employee Stock Purchase Plan.

4

On July 6, 2020, in connection with Mr. Gleason’s appointment as the Company’s Chief Executive Officer, the Company granted Mr. Gleason 94,340 restricted stock units, 316,902 nonqualified stock options, with an exercise price equal to grant date market value, and 898,204 premium-priced nonqualified stock options, with an exercise price equal to two times grant date market value. Mr. Gleason’s restricted stock units and option grants were approved by the Board of Directors of the Company. See Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information on Mr. Gleason’s inducement grants.

AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2020, with our management and has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

David B. Liner

Munish Nanda

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31:

	2020	2019

Audit Fees	$1,267,779	$1,538,324

Audit-Related Fees	85,000	174,573

Tax Fees	—	23,112

Total	$1,352,779	$1,736,009

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the three categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

2021 Proxy Statement • 49

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

50 • CECO Environmental

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, our Board has ratified the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2021. BDO has served in that capacity and reported on our consolidated financial statement and the effectiveness of our internal controls over financial reporting continuously since 2008. A representative of BDO is not expected to be present at the Annual Meeting.

Our Audit Committee approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

Although we are not required to seek stockholder approval of the appointment of BDO, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of BDO, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

2021 Proxy Statement • 51

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of February 25, 2021 by (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) all persons whom we know to be the beneficial owner of five percent (5%) or more of our common stock. Beneficial ownership includes the right to acquire shares within 60 days, including upon the exercise of an option or vesting of an RSU; however, such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned [2]	Percent of Total Common Stock Outstanding [1]

Executive Officers, Directors and Director Nominees as a group (10 persons)	4,770,545	13.5%

Jason DeZwirek [3]	4,249,867	12.0%

Matthew Eckl	56,284	*

Todd Gleason	—	*

Paul Gohr	25,948	*

Eric M. Goldberg	62,051	*

David B. Liner	63,847	*

Claudio A. Mannarino	49,051	*

Munish Nanda	18,705	*

Jonathan Pollack [4]	204,579	*

Valerie Gentile Sachs	40,213	*

Other Beneficial Owners

American Century Investment Management, Inc. [5] 4500 Main Street, 9th Floor Kansas City, Missouri, 64111	2,044,879	5.8%

BlackRock, Inc. [6] 55 East 52nd Street New York, New York 10055	2,422,601	6.9%

Dimensional Fund Advisors LP [7] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,432,470	6.9%

Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,770,546	7.8%

J. Luther King, Jr.[8] 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	2,300,569	6.5%

Trigran Investments, Inc. [9] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	5,516,272	15.6%

*	Less than 1%

(1)	Based on 35,350,727 shares of common stock outstanding as of February 25, 2021.

52 • CECO Environmental

(2)	Amounts reported in this column include RSUs that vest before April 26, 2021 and shares that could be acquired upon options that are exercisable before April 26, 2021, as shown in this table:

Name of Beneficial Owner	RSUs	Option Shares

Matthew Eckl	5,567	—

Paul Gohr	4,227	6,500

Eric M. Goldberg	—	15,000

Jonathan Pollack	—	36,000

(3)

This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015 and is supplemented by a Form 4 filed with the SEC on August 10, 2020 by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

(4)

Shares beneficially owned by Mr. Pollack include 2,300 shares owned by his spouse, over which she has sole voting and dispositive power, and 88,200 shares held by JMP Fam Holdings, Inc., over which Mr. Pollack has sole voting and dispositive power.

(5)

Based on a Schedule 13G filed with the SEC on February 11, 2021, as of December 31, 2020, American Century Investments Management, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 1,964,439 of these shares.

(6)

Based on a Schedule 13G/A filed with the SEC on January 28, 2021, as of December 31, 2020, BlackRock, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 2,369,288 of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.

(7)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021, as of December 31, 2020, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,324,024 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.

(8)

This information was obtained from a Schedule 13D/A filed with the SEC on November 27, 2017. According to the Schedule 13D/A, J. Luther King, Jr. beneficially owns and has sole dispositive and voting power over all of these shares, which include shares held by J. Bryan King and certain entities controlled by J. Luther King, Jr. and J. Bryan King.

(9)

Based on a Schedule 13G/A filed with the SEC on February 11, 2021, as of December 31, 2020, Trigran Investments, Inc. and certain control persons of that entity beneficially owned and had shared dispositive and voting power over all of these shares.

2021 Proxy Statement • 53

INFORMATION FOR THIS ANNUAL MEETING

The Board of Directors of CECO Environmental Corp. is soliciting proxies to be voted at the Annual Meeting to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECE2021 at 8:00 a.m., Central Time, on May 25, 2021, or any postponement or adjournment thereof.

Why Did I Receive a Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We mailed the Notice and released our proxy materials on or about April 15, 2021 to all stockholders of record as of March 26, 2021, the Record Date, who are entitled to vote in connection with the Annual Meeting.

Will I Receive Other Proxy Materials by Mail

No, you will not receive any proxy materials, other than the Notice, by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.ProxyVote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com prior to May 11, 2021.

Who Bears the Cost of Solicitation

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote

Only stockholders of record at the close of business on March 26, 2021, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 35,567,511 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a Stockholder of Record

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent Broadridge Financial Services, Inc. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote and What You are Voting on

If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the internet and vote during the Annual Meeting. You may also vote by internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described on the Notice and in the proxy card. We recommend you vote by mail, internet or telephone even if you plan to attend the Annual Meeting. If you vote by internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the Annual Meeting.

54 • CECO Environmental

Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on the Notice, proxy card or voting instruction form;

By Telephone: Dial 1-800-579-1639. You will need the control number included on the Notice, proxy card or voting instruction form; or

By Mail: Complete, date and sign your proxy card or voting instruction form and mail it.

Internet and telephone voting for stockholders is available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 24, 2021.

The persons named as proxies have informed the Company of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•  FOR the election of each director nominee (Proposal 1);

•  FOR the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 2);

•  FOR the approval of the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (Proposal 3);

•  FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021 (Proposal 4); and

•  In accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

How Many Votes do I Have

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2021.

What Does it Mean if I Receive More Than One Notice

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or during the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Unless you revoke your proxy at the Annual Meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 24, 2021.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote during the Annual Meeting. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

2021 Proxy Statement • 55

How do I participate in, and ask questions during the Annual Meeting?

you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/CECE2021 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•  You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•  Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•  Questions pertinent to the Annual Meeting and related to our business will be answered during the webcast, subject to time constraints. Any such questions that cannot be answered live due to time constraints will be posted and answered on our website, https://cecoenviro.com as soon as practical after the Annual Meeting.

•  Questions may be omitted if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•  No audio or video recordings of the Annual Meeting are permitted.

How are Votes Counted

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For,” “Withhold,” broker non-votes (Proposals 1, 2 and 3) and “Abstain” (Proposals 2, 3 and 4).

Abstentions will be counted towards the vote total for Proposals 2, 3, and 4, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal 1 and will have the same effect as a vote against proposals 2 and 3.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present at the Annual Meeting or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means the eight nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the eight nominees named in this Proxy Statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers), Proposal 3 (to approve, the 2021 Equity and Incentive Compensation Plan) and Proposal 4 (to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021), each require the favorable vote of the majority of shares represented at the Annual Meeting for approval. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

56 • CECO Environmental

The votes for Proposal 2 and Proposal 4 are advisory in nature and are not binding on our Company, however, our Board will consider the outcomes of these votes in future deliberations.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 4 (ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2021) is a routine proposal. Proposal 1 (election of directors), Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 3 (to approve the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 2 and Proposal 3 but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Where Can I Find the Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. The report will be available on our website at www.cecoenviro.com.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight director nominees proposed by our Board, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the approval of the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

2021 Proxy Statement • 57

INFORMATION FOR OUR 2022 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2022 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2022 Annual Meeting, you must give us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 16, 2021 (120 calendar days prior to the anniversary of our mailing this Proxy Statement).

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2021 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. In accordance with our Bylaws, we must receive your notice no earlier than January 25, 2022 and no later than February 24, 2022.

If, however, the date of the 2022 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

58 • CECO Environmental

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at the Annual Meeting of Stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•  the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•  a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•  whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;

•  any derivative interest in our Company’s securities (as such term is defined in our Bylaws);

•  any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder’s voting power;

•  any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

•  any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;

•  any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and

•  any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 15, 2021

2021 Proxy Statement • 59

Appendix I

CECO ENVIRONMENTAL CORP.

2021 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a)	“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)	“Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)	“Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h)

“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)	“Company” means CECO Environmental Corp., a Delaware corporation, and its successors.

(j)

“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)	“Director” means a member of the Board.

(l)	“Effective Date” means the date this Plan is approved by the Stockholders.

(m)

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)	“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)

“Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):

(i)

Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

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(ii)

Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);

(iv)	Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory, or days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, or total debt ratio);

(vii)

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

(viii)

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q)

“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the NASDAQ Stock Market or, if the shares of Common Stock are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)	“Option Price” means the purchase price payable on exercise of an Option Right.

(t)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(u)

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(v)

“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w)	“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(x)	“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

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(y)	“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(z)	“Plan” means this CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa)

“Predecessor Plans” means the CECO Environmental Corp. 2007 Equity Incentive Plan and the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated from time to time.

(bb)	“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(cc)

“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(dd)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ee)	“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ff)	“Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(gg)

“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(hh)

“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a)	Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 1,675,000 shares of Common Stock, plus (y) the total number of shares of Common Stock remaining available for future grant under the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan as of the Effective Date, plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plans that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)	Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, on or after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited,

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expires, is settled for cash or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)

Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,675,000 shares of Common Stock.

(d)

Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $600,000.

(e)

Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Stockholders; and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)

Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)

Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

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(d)

To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e)

Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)	Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)

Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)

No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)	Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)

Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a)

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)	Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)	Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)

Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other

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ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)

Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)	Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f)

Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)

Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)

Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)

Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)

During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e)

Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(f)

Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

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8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)

Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)

The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, and the Evidence of Award will specify the time and terms of delivery, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)	Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)	Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)

The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)

Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a)

Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b)	Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)

The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)

The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e)

Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)

Awards under this Section 9 may provide for the earning or vesting of, or earlier termination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

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10. Administration of this Plan.

(a)

This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)

The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)

To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)

any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined

I-8 • CECO Environmental

voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;

(b)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote of at least three-fourths (3/4) of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	approval by the Stockholders of a complete liquidation or dissolution of the Company.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments,

2021 Proxy Statement • I-9

restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.

(a)

Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)

The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a)

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

I-10 • CECO Environmental

(c)

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)

Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)

Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a)

The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the shares of Common Stock are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b)

Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)

If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or

2021 Proxy Statement • I-11

Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)

Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21. Miscellaneous Provisions.

(a)

The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)

This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)

Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)

No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)

Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)

No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(g)

The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)

Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)

If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any

I-12 • CECO Environmental

investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)

Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)

In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)

Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

2021 Proxy Statement • I-13

Appendix II

Relative TSR peer companies:

Company (n = 90)

Acacia Research Corporation	Mesa Air Group, Inc.

Advanced Emissions Solutions, Inc.	Mesabi Trust

AgroFresh Solutions, Inc.	Miller Industries, Inc.

Allied Motion Technologies Inc.	Mistras Group, Inc.

American Superconductor Corporation	Nesco Holdings, Inc.

Amyris, Inc.	NL Industries, Inc.

Babcock & Wilcox Enterprises, Inc.	NN, Inc.

BG Staffing, Inc.	Northern Technologies International Corporation

BlueLinx Holdings Inc.	Northwest Pipe Company

Briggs & Stratton Corporation	Olympic Steel, Inc.

CAI International, Inc.	Orion Energy Systems, Inc.

Ciner Resources LP	Orion Group Holdings, Inc.

Civeo Corporation	P.A.M. Transportation Services, Inc.

Clearwater Paper Corporation	Pangaea Logistics Solutions, Ltd.

Commercial Vehicle Group, Inc.	Park Aerospace Corp.

Concrete Pumping Holdings, Inc.	Park-Ohio Holdings Corp.

Contura Energy, Inc.	Perma-Fix Environmental Services, Inc.

Covenant Transportation Group, Inc.	PICO Holdings, Inc.

CRA International, Inc.	Preformed Line Products Company

CVR Partners, LP	Quad/Graphics, Inc.

Daseke, Inc.	R. R. Donnelley & Sons Company

Eagle Bulk Shipping Inc.	Ramaco Resources, Inc.

Flotek Industries, Inc.	Rayonier Advanced Materials Inc.

Franklin Covey Co.	Red Violet, Inc.

FuelCell Energy, Inc.	Ryerson Holding Corporation

Genco Shipping & Trading Limited	Steel Partners Holdings L.P.

Gencor Industries, Inc.	Sterling Construction Company, Inc.

General Finance Corporation	Synalloy Corporation

GP Strategies Corporation	Team, Inc.

Graham Corporation	The Eastern Company

Hawkins, Inc.	The ExOne Company

Haynes International, Inc.	TimkenSteel Corporation

Hill International, Inc.	Titan International, Inc.

Hurco Companies, Inc.	Titan Machinery Inc.

InnerWorkings, Inc.	Transcat, Inc.

Insteel Industries, Inc.	Trecora Resources

Intrepid Potash, Inc.	Twin Disc, Incorporated

L.B. Foster Company	U.S. Xpress Enterprises, Inc.

Lawson Products, Inc.	UFP Technologies, Inc.

LSB Industries, Inc.	Ultralife Corporation

LSI Industries Inc.	Universal Stainless & Alloy Products, Inc.

Lydall, Inc.	Veritiv Corporation

Manitex International, Inc.	VSE Corporation

Marrone Bio Innovations, Inc.	Willdan Group, Inc.

Mayville Engineering Company, Inc.	Willis Lease Finance Corporation

2021 Proxy Statement • II-1

CECO ENVIRONMENTAL CORP. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CECE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D48686-P51119	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CECO ENVIRONMENTAL CORP.
The Board of Directors recommends you vote FOR each of the nominees in Proposal 1:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees:
	01) Jason DeZwirek 02) Eric M. Goldberg 03) David B. Liner 04) Claudio A. Mannarino		05) Munish Nanda 06) Jonathan Pollack 07) Valerie Gentile Sachs 08) Todd Gleason
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:								For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.								☐	☐	☐
3. To approve the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan.								☐	☐	☐
4. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.								☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Our Annual Report to Stockholders and the Proxy Statement are available at www.proxyvote.com.

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D48687-P51119

CECO ENVIRONMENTAL CORP.
Annual Meeting of Stockholders
May 25, 2021 8:00 AM Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Todd Gleason and Chasity Henry, or either of them, as proxy, and each with full power of substitution and revocation, to represent and to vote as designated on this proxy, all of the shares of common stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Central Time on Tuesday, May 25, 2021, at www.virtualshareholdermeeting.com/CECE2021, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side